UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HEALTHCARE SERVICES GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Shareholder:

This Supplement provides updated information regarding the solicitation by the Board of Directors of Healthcare Services Group, Inc. (the "Company" or "HCSG") of your proxy for use at the annual meeting of shareholders to be held at 10:00 a.m. Eastern Daylight Time on Tuesday, May 28, 2024 at Courtyard Philadelphia Bensalem, 3280 Tillman Drive, Bensalem, PA 19020, and any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the Amended Notice of Annual Meeting of Shareholders and as described in the proxy statement dated April 26, 2024.

Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the proxy statement remains accurate and should be considered in voting your shares.

Approval of Amendment to our Articles of Incorporation to Increase the Number of Authorized Shares

Proposal 4 in our proxy statement asks our shareholders to vote "FOR" the amendment of the Company’s Restated Articles of Incorporation (“Articles”) to increase the number of authorized shares of our common stock from 100,000,000 to 300,000,000. After filing the proxy statement, our Board reconsidered the proposal and now recommends that the total number of authorized shares of common stock be increased from 100,000,000 to 200,000,000. RESOLVED, that the Restated Articles of Incorporation of the Corporation is hereby amended by replacing “The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock with a par value of $0.01 per share.” in Article 5 with: “The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 200,000,000 shares of common stock with a par value of $0.01 per share.”

Additional information regarding this proposal is set forth in the proxy statement. Shareholders are encouraged to read the proxy statement and this Supplement in their entirety.

If you have not yet voted, please do so as soon as possible. If you have already returned your proxy card or voting instruction card or voted over the Internet or by telephone, you do not need to vote again unless you wish to change your vote. Votes already cast by shareholders will remain valid and will be voted at the Annual Meeting unless changed or revoked. If you have already voted your shares and you wish to change your vote on any matter, you may revoke your proxy before it is voted at the special meeting by: 1) providing written notice of the revocation to Jason J. Bundick, Esq., Executive Vice President, General Counsel and Secretary, at 3220 Tillman Drive, Suite 300, Bensalem, Pennsylvania 19020, 2) casting a new vote via the Internet, telephone or mail, following the instructions in the proxy card, or 3) if you are a holder of record, attending the special meeting and voting in person. If you have any questions on how to vote your shares, please call our General Counsel and Secretary at (800) 363-4274.